Tonix Pharmaceuticals Holding Corp. 10-K

Exhibit 10.18

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (hereinafter “Agreement”) is made this 7th day of November, 2018 (hereinafter “Effective Date”) by and between Southern Research Institute (hereinafter “Southern Research”), a 501(c)(3) non-profit corporation organized under the laws of the State of Alabama, and Tonix Pharmaceuticals, Inc. (hereinafter “Client”) (each singularly a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, Southern Research has certain expertise in areas related to Client’s business; and

WHEREAS, Client hereby desires to establish an agreement in order to engage Southern Research for the purposes described in this Agreement;

THEREFORE, in consideration of the mutual promises and covenants herein contained, both Southern Research and Client agree as follows:

1.0	SERVICES TO BE RENDERED.

1.1          Services. The specific details of any services to be provided by Southern Research for each project under this Agreement (hereinafter “Services”) will be separately negotiated and specified in writing in a task order to be agreed upon and executed by the Parties, each of which shall be attached hereto and incorporated herein (each, a “Task Order”). Unless otherwise specifically stated in a proposal, all prices quoted by Southern Research in connection with a Task Order are good for ninety (90) days. Further, in the event Client does not release Southern Research to perform a Task Order within ninety (90) days of the date of Southern Research’s proposal, Southern Research reserves the right to renegotiate the prices originally quoted. Unless otherwise stated therein, if the performance of a Task Order exceeds one (1) year, all prices set forth therein are subject to renegotiation every twelve months (12) after the effective date of the Task Order.

1.2           Performance Standards. Southern Research shall perform the Services (i) in a professional manner, meeting the standards of diligence, care, timeliness, trust, dependability, safety, efficiency, economy and skill customary in the field, (ii) in compliance with all applicable federal, state and local laws, (iii) in compliance with this Agreement, including using best efforts to meet timelines and schedules as agreed to between the Parties, and (iv) in accordance with all reasonable instructions and requests of Client as mutually agreed upon in writing by the Parties.

1.3          Materials. Client agrees to supply to Southern Research, at no charge to Southern Research, such necessary quantities of the Client’s products and/or other materials (collectively, the “Materials”) as set forth in each Task Order or at such times and in such quantities as Southern Research may reasonably request in order to complete the Task Order. Client shall also include an appropriate material safety data sheet (MSDS), if available, with the shipment of the Materials in accordance with Code of Federal Regulations 29 CFR 1910. Southern Research shall use the Materials only for the purpose of performing the Task Order and shall not subject the Materials to any analysis or use inconsistent with the Services as described in the applicable Task Order. Client will provide written directions specifying the return or destruction of any remaining Materials within sixty (60) days after completion of the Services as described in the applicable Task Order.

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1.4           Retention of Study Materials. Southern Research shall store data and study materials derived as a result of the Services provided to Client for a period of three (3) months following the issuance of the draft report or final experimental data (“Archival Period”). At or about the issuance of the draft report or final experimental data, the Client shall be provided with an Archived Materials Report (“AMR”) that shall contain options to either continue the Archival Period for an additional fee or have the data and study materials destroyed or shipped to a selected destination, at Client’s expense. Client agrees to pay for the elections made and will be subsequently invoiced for each annual AMR. Southern Research shall not discard or destroy any data or other study materials relating to the Services without giving the Client advance written notice of this intention and a reasonable opportunity to have such data or other study materials shipped at Client’s expense.

1.5          Client Information. Client agrees to provide to Southern Research all necessary information as is deemed necessary by Southern Research to perform the Services, in a timely manner and in any format which may be reasonably specified by Southern Research. Southern Research shall not be responsible for independently verifying the accuracy or completeness of any such information.

1.6          Authorization, Cancellation, Postponement of Studies. Client shall authorize Southern Research to initiate scheduling of Services in writing, by email, or by other recordable means (“Authorization”), and pay the initial invoice amount as set forth in the proposal. Schedule/s will be provided to Client in writing, by email, or by other recordable means. In the event Client cancels one or more studies following Authorization, and Southern Research is not able to reallocate the scheduled time to another client, Client shall pay a cancellation fee of two and a half percent (2.5%) of the total price of the study, for each study cancelled, plus any actual study costs incurred up to the date of cancellation (such fees and costs constituting the (“Cancellation Charges”)). The Cancellation Charges shall be in addition to any other remedy available to Southern Research due to such cancellation, and Southern Research’s decision to pursue collection of Cancellation Charges shall not be deemed an election of remedies.

In the event Client postpones a study following Authorization and provision of the schedule, and Southern Research is not able to reallocate the scheduled time to another client, Client agrees to payment any actual study costs incurred up to the date of postponement, as well as costs and per diems for extended care and housing of any animals procured at Southern Research’s standard rates (such fee and costs constituting the (“Postponement Charges”)) until the study is initiated or cancelled by the Client. If Client does not communicate its intent to re-schedule a postponed study within thirty (30) days following the original study initiation date, the Parties may elect to treat the study as cancelled; Cancelation Charges will then go into effect. Following receipt of such notification, Southern Research shall invoice Client for Cancellation Charges incurred up to the date of termination. Southern Research may not unilaterally cancel a Task Order for convenience, but it may cancel a Task Order if Client materially breaches its obligations under the Task Order and fails to cure such breach after thirty (30) days written notice by Southern Research. Client may cancel a Task Order for any reason immediately upon providing written notice to Southern Research.

Upon cancellation or termination of this Agreement or any Task Order for any reason, Southern Research will promptly deliver to Client all work product (in whatever stage of development), including incomplete work product, created by Southern Research for Client pursuant to the Agreement or Task Order. Except in the event of a cancellation or termination by Client for Southern Research’s material breach of this Agreement, Client agrees to pay Southern Research for all work product and any authorized Services rendered through the date of termination or cancellation. In the event of cancellation of a Task Order hereunder, Client shall also pay Southern Research any reasonable and justifiable costs directly incurred by Southern Research as a result of the cancellation. In the event Southern Research has received any advance payments for Services which it has not performed, Southern Research shall be obligated to promptly refund such advance payments to Client.

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1.7         Subcontracting. Southern Research may from time to time utilize the resources of a Subcontractor to provide specific expertise on a relevant Task Order with prior notice to Client.

2.0	CHARGES AND INVOICING.

2.1         Charges. It is agreed that Client’s liability for the payment of Task Order charges (the “Charges”) shall be set forth separately in each Task Order.

2.2         Invoicing. Client shall provide payment of the Charges in accordance with the terms of each Task Order. Except for any required prepayments as specified in each Task Order, Client shall pay each invoice within thirty (30) days of receipt thereof. Southern Research shall invoice the Client as identified in the proposal. If no invoicing schedule is identified in the proposal, the following invoicing schedule shall be applied for each study: 30% of the study costs at contract signature, 40% at study initiation (beginning of experimental testing), 20% at study completion (end of experimental testing), and 10% at issuance of the draft report or release of data when a report is not a deliverable associated with the contract.

The Client shall pay invoices submitted within thirty (30) days of receipt. Southern Research will apply a late payment fee of 1 1/2% percent interest on any outstanding payment(s) due and payable calculated as follows: such interest shall begin accrual at 1 1/2% on the 31st day after submission of an invoice where such payment has not yet been received by Southern Research. Interest shall accrue until payment is received.

2.2         Prepayment. Prior to the commencement of the Services, Client shall remit any identified prepayment specified on the relevant Task Order (each, a “Prepayment”).

3.0	CONFIDENTIAL INFORMATION.

3.1       Client and Southern Research agree that they will exert diligent efforts to ensure their employees, agents, and consultants will not disclose or publish any proprietary information, confidential technical information, confidential financial information, or confidential business information (collectively hereinafter referred to as “Confidential Information”) transmitted to one another for use in the performance of Services or new information developed by Client or Southern Research in connection with the Services under this Agreement. The confidentiality obligations herein shall not apply to:

i.	Confidential Information, that at the time of disclosure, is lawfully in the public domain; or

ii.	Confidential Information, that after disclosure, becomes available to the public or is lawfully made available to Client or Southern Research by a third party without restrictions as to disclosure; or

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iii.

Confidential Information that Client or Southern Research can establish by reasonable proof was in their possession at the time of disclosure, or was subsequently and independently developed by employees of Client or Southern Research without benefit of the Confidential Information disclosed as evidenced by its written records; or

iv.	Confidential Information that Client and Southern Research mutually agree in writing to release from the terms of this Agreement; or

v.	Confidential Information required to be disclosed by order of a court or other governmental body after consultation with the Party who owns the Confidential Information.

3.2           Upon request by the discloser, the recipient shall return to discloser all Confidential Information, copies thereof, if any, within thirty (30) days, except recipient may retain one archival copy thereof solely for the purpose of determining any continuing obligation of confidentiality.

3.3           Client’s and Southern Research’s obligation not to disclose or publish shall continue (1) for a period of five (5) years from completion of each Task Order under this Agreement or (2) for a period of five (5) years from the termination of this Agreement, whichever period is longer. At the end of such period or when the Confidential Information is no longer confidential under the foregoing exceptions said obligations will terminate, except with respect to Confidential Information that is also a trade secret, which shall remain subject to the obligation not to disclose or publish until such time as such Confidential Information ceases to be a trade secret.

3.4           Client and Southern Research may, in their sole discretion, disclose necessary or appropriate Confidential Information to employees, agents, consultants, representatives, or affiliates in order for Client or Southern Research to perform its obligation under this Agreement, provided, however, that such employees, agents, consultants, representatives, or affiliates shall be bound by the terms and conditions of this Article that are applicable to Client and Southern Research.

3.5           Client and Southern Research agree that the Confidential Information disclosed will not be used to provoke an interference with any patent application that the other Party or its employees have filed with respect to Confidential Information, and will not be used to amend any claim in any pending patent application to dominate any invention (whether or not patentable) disclosed as Confidential Information.

3.6           Client and Southern Research have significant economic value in their respective Confidential Information. Confidential Information has independent value from not being generally known to, and not being readily ascertainable through proper means, by others who could also gain economic value from the Confidential Information.

4.0	INTELLECTUAL PROPERTY.

 4.1           BACKGROUND Intellectual Property (BIP) shall mean all technology developed prior to or independently of this Agreement and made available by the Party to conduct Services under this Agreement. BIP includes all patents, designs, copyright (including copyright in software), database rights, and any other intellectual property rights excluding Foreground Intellectual Property, whether tangible or intangible, owned by any of the Parties, in the field and which are necessary for the exploitation of Foreground Intellectual Property in accordance with this Agreement. All BIP used in connection with this Agreement shall remain the property of the Party introducing the same or any other third parties. Each Party shall take responsibility for ensuring that all necessary permissions have been sought to use BIP. Client shall grant to Southern Research a non-exclusive, royalty-free right during the term of this Agreement to use, reproduce, modify, practice and prepare derivative works of any Client BIP solely as necessary for Southern Research to perform its obligations under this Agreement. Southern Research shall grant to Client an irrevocable, non-exclusive, royalty-free worldwide license to use Southern Research BIP only to the extent that such license is required to enable Client to make use of Southern Research’s Services under this Agreement.

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4.2           FOREGROUND Intellectual Property (FIP) shall mean, with respect to Southern Research, all intellectual property, whether protectable by copyright or patent made, created or conceived and reduced to practice during performance of the Services covered by this Agreement made by Southern Research personnel that relate solely to (i) the characterization or evaluation of compositions, including test methods or models to characterize or evaluate compositions generally, and (ii) methods or processes for testing, analyzing or reporting on tested materials generally and not specifically with respect to the Client’s Materials or Client’s proprietary protocol shall become the property of Southern Research. FIP, with respect to Client, shall mean all intellectual property, whether protectable by copyright or patent made, created or conceived and reduced to practice during performance of the Services covered by this Agreement that relate to Client Material or Client BIP. Each Party must promptly notify the other Party in writing of any and all inventions, trade secrets, discoveries, developments, know-how, methods, techniques, formulae, processes and compositions of matter, whether or not patentable, resulting from or derived from or directly relating to Southern Research’s and/or Client’s performance under this Agreement and must provide the other Party with full and complete information so as to enable the Parties to make a patent application or to seek other intellectual property protection for that invention, discovery or development.

4.3           ACCESS RIGHTS AND LICENSES Southern Research shall grant to Client a royalty-free, paid up, worldwide, perpetual, non-exclusive, non-transferable license to use any Southern Research FIP incorporated in any deliverable, solely for Client’s use of that deliverable and for its internal business purposes.  The preceding paragraphs shall not apply to any Services to the extent their development was funded by the U.S. Government.

5.0          RELATIONSHIP OF PARTIES. For purposes of this Agreement and  all  Services  to  be provided hereunder, this is a non-exclusive agreement and the Parties are independent contractors and not agents or employees of the other. Neither Party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other Party, except as expressly provided herein or in a Task Order. Southern Research shall be responsible for paying all income taxes imposed on it in connection with the compensation received by Southern Research pursuant to this Agreement.

6.0       INSURANCE. Southern Research agrees to procure and maintain, at Southern Research’s expense, liability insurance and workers compensation insurance in amounts and with sureties as generally maintained by others rendering similar services under similar conditions as contemplated by this Agreement.

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7.0	INDEMNIFICATION.

7.1       By Southern Research. Southern Research will indemnify, defend and hold harmless Client and its directors, officers, shareholders, employees, representatives and assigns (each, a “Client Indemnified Party”), from and against all losses, damages, judgments, settlements, liabilities, reasonable attorneys’ fees, court costs, and expenses (collectively, “Losses”) resulting or arising from any third-party claims, as well as third party actions, proceedings, investigations or litigation relating to or arising from or in connection with this Agreement, any Task Order, or the Services rendered hereunder (collectively, an “Action”), to the extent such Losses are caused by the breach of this Agreement by Southern Research or the negligent acts, negligent omissions or intentional misconduct of Southern Research.

7.2         By Client. Client will indemnify, defend and hold harmless Southern Research and its directors, officers, shareholders, employees, representatives and assigns (each, a “Southern Research Indemnified Party”), from and against any and all Losses resulting or arising from any Action, to the extent such Losses are caused by the breach of this Agreement by Client or the negligent acts, negligent omissions or intentional misconduct of Client. Such indemnification shall specifically include all Losses resulting or arising from any Action related to Client’s infringement of any third-party intellectual property or proprietary information.

7.3         Requirements. Each Party’s indemnification obligations hereunder will be subject to (i) the indemnifying Party (a) receiving prompt written notice of the existence of any Action; (b) being able to, at its option, control the defense of such Action; and (c) receiving full cooperation of the indemnified Party in the defense thereof; and (ii) the indemnified Party not settling any Action without the prior written consent of the indemnifying Party.

8.0         REPRESENTATIONS AND WARRANTIES.

8.1         By Both Parties. Each Party represents and warrants to the other that: (i) it has the requisite power, capacity and authority to enter into this Agreement and to carry out its obligations hereunder; (ii) this Agreement will be executed by its duly authorized representative and once executed shall constitute a legal, valid and binding obligation of each Party; and (iii) it shall comply with all applicable laws and all relevant rules, regulations and issued codes of practice and guidance applicable to such Party’s obligations hereunder.

8.2         By Southern Research. Southern Research represents and warrants to Client that neither Southern Research nor any of its employees who will perform any aspect of the Services has: (i) been convicted of any felony, any business crime, or any crime relating to honesty or integrity; (ii) been reprimanded or censured by any federal or state licensing or regulatory agency; or (iii) been disbarred or suspended from participation in any activity regulated by the U.S. Food and Drug Administration or in any federal procurement on non-procurement program. Southern Research will promptly notify Client should any of these events occur.

8.3           By Client. Client represents and warrants to Southern Research that (i) it is authorized to use and transfer all information and Materials to be transferred by Client to Southern Research with respect to its performance of the Services; and (ii) all information provided by Client to Southern Research shall be so provided in accordance with all applicable laws and regulations, including but not limited to HIPAA or the privacy laws of the country of origin if any such information is provided.

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9.0      DISCLAIMER; LIMITATION OF LIABILITY.

9.1       Disclaimer of Warranties. Client understands and acknowledges that approvals and clearances of regulatory agencies are subjective, and that Southern Research does not give any warranty as to results, approval or success of any submissions or requests to regulatory agencies. Client further understands and acknowledges that the results of scientific research are inherently unpredictable. While Southern Research will use all reasonable efforts to render the Services in a professional and workmanlike manner, no assurance can be given that any particular result will be achieved. Therefore, SOUTHERN RESEARCH PROVIDES NO REPRESENTATIONS OR WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, AS TO THE RESULTS OF ANY SERVICES PROVIDED BY SOUTHERN RESEARCH TO CLIENT, AND SOUTHERN RESEARCH SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE IN RELATION TO THE SERVICES OR ANY PRODUCT(S) PRODUCED THEREFROM. SOUTHERN RESEARCH FURTHER PROVIDES NO REPRESENTATIONS OR WARRANTIES, EITHER IN FACT OR BY OPERATION OF LAW, AS TO NON-INFRINGEMENT WITH RESPECT TO ANY SERVICES PROVIDED BY SOUTHERN RESEARCH TO CLIENT. Acceptance, reliance on, or use of such results or product(s) shall be at the sole risk of Client, and Client does hereby acknowledge that it shall be solely responsible for investigating and addressing any infringement issues related to the Services provided by Southern Research. Client hereby agrees to release, waive and forever discharge any demands, claims, suits or actions against Southern Research arising out of or in connection with Client’s acceptance, reliance on, or use of such results or product(s).

9.2        Limitation of Liability. EXCEPT WHEN RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS OR REVENUE; GOVERNMENT FINES OR ASSESSMENT; LOSS OF DATA, TECHNOLOGY, RIGHTS OR SERVICES; INTERRUPTION OF BUSINESS; OR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES), EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER ARISING UNDER THEORIES OF CONTRACT, TORT, OR ANY OTHER THEORY OF LIABILITY, INCLUDING NEGLIGENCE. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT IN THE EVENT OF SOUTHERN RESEARCH’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THE AGGREGATE LIABILITY OF SOUTHERN RESEARCH TO CLIENT (INCLUDING CLIENT’S PARENT COMPANY, INVESTORS, SHAREHOLDERS, AFFILIATES, LENDERS, SUBCONTRACTORS, OFFICERS, DIRECTORS, CONSULTANTS, AGENTS OR MEMBERS) WITH RESPECT TO THIS AGREEMENT, WHETHER SUCH LIABILITY ARISES OUT OF BREACH OF CONTRACT, TORT, PRODUCT LIABILITY, CONTRIBUTION, STRICT LIABILITY OR OTHER LEGAL THEORY, SHALL NOT EXCEED AN AMOUNT EQUAL TO CHARGES PAID OR OWED BY CLIENT TO SOUTHERN RESEARCH UNDER THE TASK ORDER THAT GAVE RISE TO THE CLAIM. IT IS AGREED THAT THE LIMITATIONS OF LIABILITY SET FORTH IN THIS SECTION 9.2 ARE AN ESSENTIAL BASIS OF THIS AGREEMENT.

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10.0       EXPORT CONTROL.

Exports of data exchanged under the Agreement may be subject to the export laws of the United States including, but not limited to, the U.S. International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR). The Parties shall not export, disclose or transfer any such data directly or indirectly without compliance with these and any other applicable laws and regulations. The Parties agree to not export or re-export any products, materials, or technical data unless all required licenses, agreements or other authorizations from the U. S. government have been obtained. The Parties agree to cooperate in securing any license which the agency deems necessary in connection with this Agreement. Each Party agrees to notify the other Party if any data or Materials to be supplied are subject to export control license requirements or are listed under export control regulations. Exports of technical data include the sending or taking of any technical data out of the United States in any manner, disclosing or transferring technical data to non-U.S. persons (i.e. any person who is not a U.S. citizen, a lawful permanent resident of the U.S. or a protected individual as defined by 8 U.S.C. section 1101 and 1324), whether in the United States or abroad, or performing services for a foreign client, whether in the United States or abroad.

11.0       PUBLICITY/ENDORSEMENTS.

11.1     Southern Research shall not publish or present any papers based on the specific Services performed for Client without the prior written consent of Client, which consent, in the interest of scientific or educational purposes for the public, shall not be unreasonably withheld. Neither Party, their agents, assigns, nor anyone on their behalf may use the name of the other Party, or any of its affiliates, in any advertising or publicity, express or implied, without the prior written consent of the other Party.

11.2     Client acknowledges that Southern Research neither endorses products or services, nor allows the data or other results of Southern Research work to be used as an endorsement. Therefore, Client agrees that it will not, whether explicitly or through implication, use Southern Research’s name, logo, trademarks, the name, title, or statements of Southern Research employees, this Agreement, or the results of work from this Agreement for advertising or other promotional purposes, raising of capital, recommending investments, or in any way that states or implies endorsement by Southern Research. Any exceptions to this Clause will require the advanced written approval of Southern Research, which may be withheld at Southern Research’s sole discretion.

12.0      NON-SOLICITATION.

Client agrees not to directly or indirectly employ or engage as an independent contractor any Southern Research employee (whether full or part-time) during the term of this Agreement, and not to directly or indirectly induce any Southern Research employee(s) to leave his or her employment with Southern Research during the term of this Agreement.

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13.0       TERM; TERMINATION.

13.1       Term. This Agreement shall be effective as of the Effective Date, and will continue in effect until the later of (i) the completion of the Services as set forth on a Task Order, or (ii) the first anniversary of the Effective Date, unless earlier terminated in accordance with Section 13.2 hereof.

13.2       Termination.

(a)        Unless otherwise specifically stated in a Task Order, this Agreement may be terminated by Client upon not less than thirty (30) days’ written notice to Southern Research.

(b)        Either Party may terminate this Agreement immediately if the other Party is in material breach of this Agreement, after prior written notice from the terminating Party to the other Party describing such material breach in reasonable detail, and the other Party’s failure to cure the same within a reasonable period of time (which in no event shall be less than fourteen (14) calendar days). Non- payment by Client shall be deemed a material breach of this Agreement; and in the event of such non- payment, Southern Research shall be entitled to suspend rendering Services to Client until such time as such material breach is cured in full.

(c)        Client may terminate this Agreement immediately in the event of Southern Research’s breach of Section 8.2 of this Agreement.

13.3       Effect of Termination or Expiration. Except as otherwise stated in a Task Order or in the event of Southern Research’s material breach, in the event that this Agreement is terminated prior to the full performance of the Services or full payment of the Charges for the Services, Client shall pay Southern Research solely for Services performed prior to such termination. The following provisions shall survive the termination or expiration of this Agreement: Section 3 Confidential Information, Section 4 Intellectual Property, Section 5 Relationship of Parties, Section 7 Indemnification, Section 8 Representations and Warranties, Section 9 Disclaimer; Limitation of Liability and Section 15 Miscellaneous.

14.0      DISPUTE RESOLUTION

14.1       Process.

14.1.1	Internal Escalation. The primary contact persons named in the Task Order giving rise to the dispute shall use their best efforts to cooperatively and through good faith negotiations resolve disputes and problems that arise in connection with such Task Order. If such contact persons are unable to expeditiously resolve any dispute or problem, they shall promptly refer the matter to executives of the Parties. In the event of such referral, executives for each Party, and any other personnel they designate to assist them, are obligated to meet within ten (10) business days at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within thirty (30) days of the initiating referral, or if the Parties fail to meet within ten (10) business days, either Party may initiate mediation of the dispute. Each Party shall be responsible for its own costs, travel and related expenses during the Parties’ internal attempt to resolve the dispute.

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14.1.2	Mediation. In the event internal escalation procedures cannot resolve the dispute, the Parties will submit the matter to be mediated by a professional mediator mutually acceptable to the Parties. The mediation and all documentation, hearings, and communications relating thereto will be confidential. The Parties will share equally the costs of the mediator and shall be responsible for their own costs, travel and related expenses associated with the mediation. If a good faith attempt of mediation does not settle the dispute after sixty (60) days, either Party may refer the matter to a court of competent jurisdiction.

14.2        Clarification. Neither Party may terminate this Agreement or refer the dispute to a court, except for seeking equitable relief, until the escalation and mediation process has ended. Nothing in the dispute resolution process specified herein shall be deemed to waive the right of either Party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm. In any mediation or court action to enforce or interpret this Agreement, the prevailing Party shall be entitled to recover, as part of the agreed settlement, or judgment, reasonable attorneys’ fees and associated necessary costs.

15.0              MISCELLANEOUS.

15.1      Entire Agreement. This Agreement, together with any other documents incorporated herein by reference and all related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Any preprinted terms and conditions contained in Client’s business forms, including without limitation, purchase orders and invoices, shall be without legal effect in transactions under this Agreement, unless mutually agreed to by the Parties in writing.

15.2      Order of Precedence. In the event of any inconsistent or incompatible provision set forth in any Task Order, this Agreement shall take precedence, unless both Parties specifically agree otherwise and reflect the same in the Task Order and have it signed by both Parties.

15.3      Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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15.4            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

15.5            Amendment. No change or modification to this Agreement or any Task Order shall be binding unless in writing and signed by each Party.

15.6            Assignment. Neither Party may assign or transfer its interest hereunder or delegate its duties without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

15.7            No Inducement. Each Party hereby acknowledges that in executing this Agreement, such Party has not been induced, persuaded or motivated by any promise or representation made by any other Party, unless expressly set forth herein.

15.8            No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective permitted successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

15.9            Return of Data and Records. At the completion of the Services by Southern Research, all Client work product and other data and records owned by Client, regardless of the method of storage or retrieval, shall be promptly delivered to Client at Client’s request and at Client’s expense. Southern Research may retain one archival copy of such materials as may be necessary for it to manage its ongoing obligations hereunder.

15.10          Notices. Any notice, request, approval or consent required to be given under this Agreement will be sufficiently given if in writing and delivered to a Party in person, by recognized overnight courier or mailed in the United States Postal Service, postage prepaid to the address set forth below, or at such other address as each Party so designates in accordance with these criteria. Notice shall be deemed effective upon receipt if delivered in person or by overnight courier or five (5) business days after mailing with the United States Postal Service.

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In the case of Southern Research to:

Southern Research Institute

Attn:       Lillie Ryans-Culclager

Director, Contracts and Proposals
2000 9th Avenue South
Birmingham, AL 35205-2708

lryans-culclager@southernresearch.org

In the case of Client to:

Tonix Pharmaceuticals, Inc.
509 Madison Ave, Suite 306
New York, NY 10022

Attn: Jessica Morris, Chief Operating Officer

Jessica.morris@tonixpharma.com

15.11      Cumulative Remedies. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

15.12      Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

15.13      Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations to make payments to the other party hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any governmental authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities. The Party suffering a Force Majeure event shall give notice to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure event are minimized.

Southern Research Institute Master Services Agreement Rev. 06.16.2016

15.14          Interpretation. Whenever used in this Agreement and when required by the context, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders, masculine, feminine and neuter.

15.15          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15.16          Counterparts. This Agreement and Task Orders may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement or a Task Order delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement, by their respective duly authorized representatives, on the day and year hereinafter written.

SOUTHERN RESEARCH INSTITUTE	TONIX PHARMACEUTICALS, INC

By:
	Name:	Jessica Morris
	Title:	COO

Southern Research Institute Master Services Agreement Rev. 06.16.2016